UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2026

BRANCHOUT FOOD INC.

(Exact name of registrant as specified in its charter)

Nevada	001-41723	87-3980472
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

205 SE Davis Avenue, Bend Oregon	97702
(Address of principal executive offices)	(Zip Code)

(844) 263-6637

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BOF	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 23, 2026, BranchOut Food Inc., a Nevada corporation, (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Lake Street Capital Markets LLC as the representative of the underwriters named therein (the “Representative” and any such other underwriters, the “Underwriters”), relating to the issuance and sale by the Company to the Underwriters (the “Offering”) of 2,941,177 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a price to the public of $1.70 per share, less underwriting discounts and commissions. Pursuant to the Underwriting Agreement, the Representative was granted an option, for a period of 30 days, to purchase from the Company up to 441,176 additional shares of Common Stock, at the same price per share, to cover over-allotments, if any.

The Shares are being sold and issued pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-299400), which was declared effective by the Securities and Exchange Commission (the “SEC”) on October 16, 2026, the prospectus contained therein, and a prospectus supplement related to the offering of the Shares dated October 23, 2026 (the “Prospectus Supplement”).

Pursuant to the Underwriting Agreement, the Company agreed to a 7.0% underwriting discount on the gross proceeds received by the Company for the Shares, in addition to reimbursement of certain expenses, made customary representations, warranties and covenants concerning the Company, and also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In addition, the officers and directors of the Company have agreed not to offer, sell, transfer or otherwise dispose of any shares of Common Stock, the Company’s common stock, or securities convertible into, or exercisable or exchangeable for, shares of Common Stock, during the 90-day period following the date of the Underwriting Agreement, and the Company agreed that it will not issue or announce the issuance or proposed issuance of any shares of Common Stock or common stock equivalents during the same 90-day period, other than certain exempt issuances.

The Offering closed on October 26, 2026. The Company received net proceeds from the Offering of approximately $4,600,000 after deducting the underwriting discounts and commissions, legal fees of the Representative and estimated offering expenses payable by the Company in connection with the Offering.

As described in the Prospectus Supplement, the Company intends to use the net proceeds from the Offering for working capital and general corporate purposes, including operating expenses and capital expenditures.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement, which has been filed as Exhibit 1.1 to this Current Report on Form 8-K, and incorporated into this Item 1.01 by reference. The legal opinion of Pachulski Stang Ziehl & Jones LLP with respect to the validity of the Shares is filed as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K, including the exhibits filed herewith, shall not constitute an offer to sell or the solicitation of an offer to buy the Shares, nor shall there be any offer, solicitation or sale of the Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Item 8.01. Other Events

On October 23, 2026, the Company issued a press release announcing the pricing of the Offering, a copy of which is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 1.1	Underwriting Agreement, dated October 23, 2026, between the Company and Lake Street Capital Markets LLC , as Representative of the Underwriters

Exhibit 5.1	Opinion of Pachulski Stang Ziehl & Jones LLP

Exhibit 23.1	Consent of Pachulski Stang Ziehl & Jones LLP (included in Exhibit 5.1)

Exhibits 99.1	Press Release dated October 23, 2026

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BranchOut Food Inc.

Date: October 26, 2026	By:	/s/ Eric Healy
Eric Healy, Chief Executive Officer

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